SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               __________________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               __________________


      Date of Report (Date of earliest event reported): November 14, 2001

                               __________________


                           DYNATEC INTERNATIONAL, INC.
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               (Exact name of registrant as specified in charter)


        Utah                        0-12806                    87-0367267
 ----------------------------- ----------------------    -----------------------
 (State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)              File Number)           Identification No.)


P.O. Box 95943, 10424 S. 2700 W. South Jordan, UT                 84095
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   (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:   (801) 973-9500
                                                     ----------------------

                    3820 W. Great Lakes Dr., S.L.C., UT 84120
                  ____________________________________________
         (Former name or former address, if changed since last report.)

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Item 3.  Bankruptcy or Receivership

         On November 14, 2001, Dynatec International, Inc. (the "Company"), and two of its wholly owned subsidiaries, Softalk, Inc.("Softalk"), and Arnco Marketing, Inc., ("Arnco"), filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Code") in the United States Bankruptcy Court ("Bankruptcy Court") for the Central District of Utah.

         The Company's bankruptcy petition is intended to allow for the reorganization of the Company's business and assets. The Bankruptcy Court assumed jurisdiction over the Company's assets as of the date of the Company's bankruptcy petition. The Company, as a debtor-in-possession, intends to remain in possession of its assets and to continue to manage and operate its businesses and properties, subject to the provisions of the Code and the supervision and orders of the Bankruptcy Court, while seeking to formulate a plan of reorganization.

         There can be no assurance, however, that the Company will remain a debtor-in-possession and that a trustee will not be appointed to operate the Company's business. Furthermore, no assurance can be given that the Company will retain control of its assets during the pendency of the bankruptcy case or that the Bankruptcy Court will approve the plan of reorganization in the form proposed by the Company. The Company's current business relationships and arrangements and the Company's ability to negotiate future business arrangements may be adversely affected by the filing of the bankruptcy petition by the Company.

 Item 5.  Other Events

         In order to avoid cessation of the Company's operations due to a lack of capital, on September 17, 2001, the Company entered into a Distribution Agreement (the "Softalk Distribution Agreement") with an unaffiliated third party, Softalk LLC, a New York limited liability company ("Softalk LLC"). Under the Distribution Agreement, Softalk LLC became the exclusive distributor of the Company's Softalk telephone accessory product line, which includes, among other products, the Company's Softalk telephone shoulder rest products, and the Twisstop cord minder products. Softalk LLC is obligated to pay to the Company amounts equal to the Company's cost of products plus 22% for products sold by Softalk LLC, subject to certain adjustments as set forth in the Agreement. Additionally, Softalk LLC began purchasing certain raw materials used in connection with the manufacture of the Company's telephone accessory product line, which raw materials have been used and will continue to be used by the Company in manufacturing its products since the date of the Distribution Agreement.

         The Company covenanted in the Distribution Agreement to transfer responsibility for manufacturing the Company's products to Softalk LLC. Between October 1 and November 15, 2001, the Company moved the equipment and inventory
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associated with the Softalk business to a facility procured by Softalk LLC located in New York. Softalk LLC presently is in the process of re-assembling the manufacturing equipment and will commence manufacturing operations as soon as possible.

         The Company intends to enter into similar distribution agreements with entities affiliated with Softalk LLC (but not affiliated with the Company) that will transfer substantially all of the responsibility for manufacturing and selling the Company's flashlight product line currently marketed through its Nordic Technologies, Inc. subsidiary, and the telephone headset and amplifier product line currently operated through the Company's Softalk Communications, Inc. subsidiary. Those distribution agreements have not been finalized and there can be no assurance that such agreements ever will be finalized.

         In connection with the Company's appointment of Softalk LLC as its exclusive distributor and manufacturing agent, the Company has relocated its headquarters from its former combination warehouse and executive office facility located at 3820 Great Lakes Drive, Salt Lake City, Utah, to an office suite at 10424 S. 2700 W. South Jordan, Utah 84095. The Company was able to negotiate the termination of its prior lease, which had a remaining term of approximately 18 years and required monthly rent of $27,500. The new office space is comprised of 902 square feet of office space and will require monthly rent payments of $1,000. The Company will conduct no manufacturing operations at its new facilities, but will continue administrative and limited marketing operations. The new offices are owned by and leased from one of the Company's directors, Reed Newbold. The Company believes that the terms of the lease are at least as favorable to the Company as could have been obtained from an unaffiliated third party.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 27, 2001


DYNATEC INTERNATIONAL, INC.




By: /s/  Frederick W. Volcansek, Sr.
    -----------------------------------------
         Frederick W. Volcansek, Sr.
         Chairman and Chief Executive Officer

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